Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 332-3990 fax: (617) 332-2261

FOR IMMEDIATE RELEASE

Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or
Carlynn Finn, Manager, Investor Relations
(617) 796-8222
www.cwhreit.com

CommonWealth REIT Announces Redemption of Remaining 7 Million Shares Outstanding of

8 3/4 % Series B Cumulative Redeemable Preferred Shares

Newton, MA (September 20, 2010).  CommonWealth REIT (NYSE: CWH) today announced that it will redeem the remaining 7 million shares outstanding of its 8 3/4% Series B Cumulative Redeemable Preferred Shares (CUSIP No.: 203233 200 and NYSE: CWHPrB) at the stated Liquidation Preference price of $25 per share plus accrued and unpaid dividends to the date of redemption.  This redemption is expected to occur on or about October 21, 2010.

Questions regarding the redemption process should be addressed to CWH’s redemption agent, Wells Fargo Bank, N.A., at 1-866-877-6331.  CWH expects to fund this redemption with cash on hand and borrowings under its revolving credit facility.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON COMMONWEALTH’S PRESENT EXPECTATIONS, BUT THESE STATEMENTS ARE NOT GUARANTEED.  FOR EXAMPLE:

•                  THIS PRESS RELEASE STATES THAT COMMONWEALTH EXPECTS TO REDEEM ALL OF ITS OUTSTANDING 8 ¾% SERIES B CUMULATIVE REDEEMABLE PREFERRED SHARES.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.  No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

IF UNFORESEEN CIRCUMSTANCES OCCUR, THE EXPECTED REDEMPTION OF SERIES B SHARES MAY NOT BE COMPLETED.

FOR THESE REASONS, AMONG OTHERS, INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENT.

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